News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Corp. Announces 20% Growth in Customer Billings
for Second Quarter of Fiscal Year 2008

•	Record customer billings for Sharps Disposal by Mail System® and other products reach $3.8 million; revenue increased 18% to $3.75 million

•	Quarter led by growth in pharmaceutical and hospitality markets

•	Strong operating leverage shows in sequential quarter comparisons

•	Pharmaceutical billings of over $400 thousand also expected in third quarter fiscal 2008

•	Purchase of medical waste disposal facility completed in January 2008

HOUSTON, Texas, February 4, 2008 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for small quantity generators of medical waste, today reported record revenue of $3.75 million in the second quarter of fiscal 2008, an increase of 18% compared with revenue of $3.2 million in the same period of the prior fiscal year, and up 11% sequentially compared with revenue of $3.4 million in the first quarter of fiscal 2008. Customer billings, which the Company believes is an appropriate measure of performance and progress of the business, also increased to a record level of $3.8 million for the fiscal 2008 second quarter, up 20% compared with the prior fiscal year’s second quarter billings of $3.2 million.

Sales and Billings Growth

Customer billings of $3.8 million in the second quarter of fiscal 2008 were driven by strong growth in the pharmaceutical, hospitality and retail sectors.

The pharmaceutical market includes $429 thousand in billings to a top ten pharmaceutical manufacturing customer under the previously announced $1.4 million purchase order. Sharps also received purchase orders from two additional nationally recognized pharmaceutical manufacturers for its Sharps Disposal by Mail System® and Sharps Transport Tube™. The Sharps Transport Tube™ is designed to provide traveling self-injectors with the ability to properly manage used syringes while away from home. Billings for the new customers were $62 thousand in the second quarter of fiscal 2008 and the product was shipped in December 2007.

Sharps Compliance fulfills, directly to pharmaceutical manufacturer patients, a specially designed Sharps Disposal by Mail System®. Sharps’ proprietary SharpsTracer™ system is used to track the return of the package by the patient to the Company’s treatment facility, where it is scanned and weighed prior to destruction. This data, managed in Sharps proprietary SharpsTracer™ system, is then electronically transmitted to the pharmaceutical manufacturer which assists in monitoring drug usage and provides a touch point for individual patient follow-up.

Dr. Burton J. Kunik, Chairman, President and Chief Executive Officer of the Company, commented, “We have delivered approximately $900 thousand in products and services over the past twelve months on our first contract with a top ten pharmaceutical manufacturer and expect to ship approximately $400 thousand more in the third quarter of this fiscal year. Awareness of the success of this initial program within the pharmaceutical industry is growing and has a positive impact in our discussions with other pharmaceutical manufacturers. We believe pharmaceutical manufacturers will continue to recognize the value of providing a safe and cost effective method for disposal of their used syringes, and this could become standard operating procedure in the industry. Our products, combined with our fulfillment and tracking services, defines our position as the leader in the industry for small quantity generators of medical waste.”

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

Growth in the hospitality market was driven by increasing penetration in major national hotel and restaurant chains and assisted living facilities. Sales to the hospitality sector were $307 thousand for the second quarter of fiscal 2008, an increase of 60% or $115 thousand, compared with the second quarter of fiscal 2007, reflecting higher demand of the Sharps Disposal by Mail System® and Biohazard Spill Clean-Up Kit products.

Retail billings, which were up 15% year to date, reflect the use of the Sharps Disposal By Mail Systems® by an increasing number of retail health clinics and the use of our products to facilitate the proper disposal of syringes used to administer flu shots by national drug and grocery store chains. When including a $162 thousand billing to a major distributor of flu vaccine in June of 2007, retail billings were up 33% for the period.

Customer billings include all invoiced amounts associated with products shipped during the period reported. A significant portion of customer billings are deferred to future reporting periods and recognized as GAAP revenue when the Sharps Disposal By Mail Systems® products are returned to the Company’s treatment facility for processing and destruction. Revenue represents customer billings adjusted to reflect the deferral of a portion of current period billings and recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and revenue is reflected in the Company’s balance sheet as deferred revenue.

Operating Performance

For the three-month period ended December 31, 2007, gross margin was 42.8%, consistent with the same period of the prior fiscal year and slightly up sequentially from gross margin of 42.3% in the first quarter of fiscal 2008. Gross margin is expected to remain in the low to mid-40% range for the remainder of fiscal 2008.

Selling, general and administrative (SG&A) expenses were $1.2 million, or 31.6% of sales, in the second quarter of fiscal 2008 compared with $924 thousand, or 29.0% of sales, in the same period the prior year and $1.2 million, or 34.1% of sales, in the first quarter of fiscal 2008. The increase in SG&A expense over the prior year period was a result of increased sales and marketing expenses, facilities rent expense as well as expenses related to investor relations. When compared with the fiscal 2008 first quarter, SG&A was up 2.6%. SG&A is expected to be about $4.5 million to $4.6 million for fiscal year 2008, exclusive of any non-cash stock-based compensation expense (SFAS 123R).

Dr. Kunik added, “Although we remain focused on controlling our overhead, we have increased our investment in sales and marketing in order to address what we believe to be significant sales opportunities in multiple markets. The increased sales and marketing spending is directed toward accelerating our revenue growth and fully capitalize on what we believe to be a one billion dollar emerging market.”

Operating margin was 9.4% for the three months ended December 31, 2007, compared with 12.3% for the corresponding period of the prior fiscal year. The reduction in the operating margin on a quarter over quarter basis was due to increases in SG&A, as noted above. However, sequentially, operating income increased 61% on just an 11% increase in revenue. Additionally, operating margin improved 290 basis points from the sequential quarter demonstrating significant operating leverage and the opportunity for strong earnings growth as sales continue to increase.

For the three months ended December 31, 2007, the Company generated net income of $380 thousand, or $0.03 per diluted share, compared with net income of $421 thousand, or $0.04 per diluted share in the second quarter of fiscal 2007. The diluted earnings per share were adversely affected by a significant increase in the diluted shares outstanding as a result of stock options exercised.

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

Six-Month Review

For the six-month period ended December 31, 2007, revenue was $7.1 million, a 16% increase compared with revenue of $6.2 million in the first six months of fiscal 2007. Customer billings for the same period were $7.4 million in fiscal 2008 and $6.3 million in fiscal 2007, an increase of 17%.

Gross margin for the first six months of fiscal 2008 was 42.5% compared with 43.1% for the same period of the prior year resulting from a lower percentage of higher margin products sold in the first quarter fiscal 2008 versus the prior year. SG&A for the first six months of fiscal 2008 was $2.3 million, or 32.8% of sales, compared with $1.9 million, or 30.4% of sales, in the same period the prior fiscal year. Higher sales and marketing expenses, non-cash stock-based compensation expense, recruiting fees and facilities rent expenses contributed to the increase.

For the six months ended December 31, 2007, the Company reported net income of $621 thousand, or $0.05 per share, a decrease compared with net income of $713 thousand, or $0.06 per diluted share. The diluted earnings per share were adversely affected by a significant increase in the diluted shares outstanding as a result of stock options exercised.

Liquidity and Balance Sheet Strength

Cash and cash equivalents was $2.7 million at December 31, 2007, up from $2.1 million at June 30, 2007 and $2.2 million at September 30, 2007. At December 31, 2007, stockholders’ equity and total assets were $3.0 million and $5.7 million, respectively, up from $2.2 million and $4.7 million at June 30, 2007, respectively. Although, Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at December 31, 2007. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities.

Disposal Facility

The Company recently announced the purchase of its previously leased disposal facility in Carthage, Texas. The purchase includes an incinerator with a maximum capacity of thirty (30) tons per day, a 12,000 square foot building and 4.5 acres of land. The Company, through a subsidiary, has leased the facility since June of 2000. The facility is currently permitted to treat eleven (11) tons per day of waste.

Additionally, the Company has executed a purchase order for a state-of-the-art autoclave system and technology capable of treating up to seven (7) tons per day of medical waste at the same facility. Autoclaving is a process that treats medical waste with steam at high temperature and pressure to kill pathogens. An autoclave is environmentally cleaner and is a less costly method of treating most medical waste versus traditional incineration.

With the addition of the autoclave, the Company believes it will own one of only approximately ten (10) permitted commercial disposal facilities in the country capable of treating all types of medical waste.

Sharps is also expanding its ability to dispose of unused medications and expired pharmaceutical waste including controlled substances. The Company is in the process of installing Drug Enforcement Agency (DEA) approved equipment necessary to obtain DEA certification for the disposal of controlled substances.

The total cost of the incineration facility purchase, addition of the autoclave technology and other planned improvements at the Carthage, Texas facility is estimated to be approximately $900,000 and expected to be incurred in the third and fourth quarters of fiscal year 2008.

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

Outlook

Dr. Kunik concluded, “We continue to invest in growing our sales organization and improving our operational capacity to be able to rapidly expand the business and continue to provide high quality service. We expect to see the benefits of our increased investment in sales and marketing as a number of the significant opportunities that we are proposing for prospective customers are awarded over the next six months. We believe our additional capacity and treatment facility ownership position will further differentiate us as the leader in the small quantity generator market. Finally, we are very pleased to announce the renewal of our contract with our largest home healthcare market customer. This customer is a leader in the home healthcare industry and we value our strong relationship with the organization and its employees.”

Second Quarter 2008 Webcast and Conference Call

The Company will host a teleconference today beginning at 1:00 p.m. Eastern Time. During the teleconference, Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President, and David P. Tusa, Executive Vice President and Chief Financial Officer, will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call may be accessed the following ways:

•
The live webcast may be found at http://www.sharpsinc.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. Webcast listeners will have the opportunity to submit questions to the speakers (verbal or via e-mail). Select questions will be summarized and addressed during the question-and-answer portion of the call.

•	The teleconference may also be accessed by dialing (201) 689-8560 and requesting conference ID number 268529, approximately 5 - 10 minutes prior to the call.

To listen to the archived call:

•	The archived webcast will be at http://www.sharpsinc.com. A transcript will also be posted once available.

•	A replay may also be heard by calling (201) 612-7415, and entering account number 3055 and conference ID number 268529.

The telephonic replay will be available from 4:00 p.m. Eastern Time the day of the teleconference until 11:59 p.m. Eastern Time on Monday, February 11, 2008.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, healthcare, commercial, professional and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-KSB, quarterly reports on Form 10-QSB and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -

David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
			%			%
	2007	2006	Change	2007	2006	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

Revenue	$3,750,802	$3,181,777	17.9%	$7,141,914	$6,172,661	15.7%
Cost of revenue	2,145,468	1,819,800	17.9%	4,103,203	3,513,388	16.8%
Gross profit	1,605,334	1,361,977	17.9%	3,038,711	2,659,273	14.3%
Gross margin	42.8%	42.8%	0.0%	42.5%	43.1%	(1.2%)
S G & A	1,185,046	924,122	28.2%	2,340,427	1,878,545	24.6%
Depreciation and amortization	65,920	45,477	45.0%	123,617	89,689	37.8%

Operating income	354,368	392,378	(9.7%)	574,667	691,039	(16.8%)
Operating margin	9.4%	12.3%	(23.4%)	8.0%	11.2%	(28.1%)
Other income	26,094	38,150		52,396	39,792

Net income before income taxes	$380,462	$430,528	(11.6%)	$627,063	$730,831	(14.2%)
Income taxes	(558)	(9,332)		(5,555)	(18,046)
Net income	$379,904	$421,196	(9.8%)	$621,508	$712,785	(12.8%)

Net income per share
Basic	$0.03	$0.04		$0.05	$0.07
Diluted	$0.03	$0.04		$0.05	$0.06

Weighted Average
Shares Outstanding
Basic	12,157,441	10,664,557		12,109,845	10,608,314
Diluted	13,494,251	11,576,162		13,514,774	11,275,236

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheet

	12/31/2007	6/30/2007
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$2,673,970	$2,134,152
Restricted cash	10,010	10,010
Accounts receivable, net	1,395,943	1,330,731
Inventory	538,283	364,005
Prepaid and other assets	201,405	186,101
Total current assets	4,819,611	4,024,999
Property and equipment, net	743,436	590,567
Intangible assets, net	116,376	75,002
Total assets	$5,679,423	$4,690,568

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$857,188	$557,302
Accrued liabilities	320,299	613,851
Current portion of deferred revenue	1,008,108	883,678
Current maturities of capital lease obligations	-	1,809
Total current liabilities	2,185,595	2,056,640
Long-term deferred revenue	451,231	392,803
Other	70,500	72,000
Total liabilities	2,707,326	2,521,443
Stockholders’ equity:
Total stockholders' equity	2,972,097	2,169,125
Total liabilities and stockholders' equity	$5,679,423	$4,690,568

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Sharps Compliance Corp. Reports Second Quarter Fiscal Year 2008 Results
February 4, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three Months Ended			Six Months Ended
	December 31,			December 31,

	2007	2006	% Change	2007	2006	% Change
BILLINGS BY MARKET:
Health Care	$1,933,695	$1,899,277	1.8%	$3,852,959	$3,716,863	3.7%
Pharmaceutical	491,157	41,770	1075.9%	498,342	56,933	775.3%
Retail	315,115	238,850	31.9%	1,000,551	871,853	14.8%
Hospitality	306,779	191,584	60.1%	670,014	307,917	117.6%
Agriculture	173,694	221,214	(21.5%)	266,998	341,905	(21.9%)
Professional	168,317	138,713	21.3%	339,501	275,052	23.4%
Commercial/Industrial	160,137	206,220	(22.3%)	276,246	316,854	(12.8%)
Protec	116,253	100,944	15.2%	241,523	218,073	10.8%
Government	85,090	51,308	65.8%	141,151	105,165	34.2%
Other	35,072	59,236	(40.8%)	84,276	80,830	4.3%
Subtotal	3,785,309	3,149,116	20.2%	7,371,561	6,291,445	17.2%
GAAP Adjustment *	(34,507)	32,661		(229,647)	(118,784)
Revenue Reported	3,750,802	$3,181,777	17.9%	7,141,914	$6,172,661	15.7%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported.GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

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